Exhibit 23.01


                        CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement No. 333-00415 on Form S-3 (relating to the Northern States Power Company Dividend Reinvestment and Stock Purchase Plan), Registration Statement No. 2-61264 on Form S-8 (relating to the Northern States Power Company Employee Stock Ownership Plan), Registration Statement No. 33-38700 on Form S-8 (relating to the Northern States Power Company Executive Long-Term Incentive Award Stock Plan), and Registration Statement No. 33-63243 on Form S-3 (relating to the Northern States Power Company $300,000,000 Principal Amount of First Mortgage Bonds) of our report on the consolidated financial statements of NRG Energy, Inc. and its subsidiaries dated April 11, 1996 appearing in this Form 8-K.



/s/

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
July 9, 1996